
                                                                     EXHIBIT 2.1

                                                                       EXECUTION

                                MERGER AGREEMENT

                                      AMONG

                               TBA HOLDINGS, LLC,

                              TBA MERGER SUB, INC.

                                       AND

                          TBA ENTERTAINMENT CORPORATION

                                  APRIL 8, 2004

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                                TABLE OF CONTENTS

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                                                                                                            PAGE
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ARTICLE I THE MERGER...................................................................................       1

         SECTION 1.01               The Merger.........................................................       1
         SECTION 1.02               Effective Time; Closing............................................       2
         SECTION 1.03               Effect of the Merger...............................................       2
         SECTION 1.04               Certificate of Incorporation; By-laws..............................       2
         SECTION 1.05               Directors and Officers.............................................       2
         SECTION 1.06               Additional Actions.................................................       3

ARTICLE II MERGER CONSIDERATION; EFFECT ON SECURITIES; EXCHANGE OF CERTIFICATES;
         COMPANY STOCK OPTIONS;WARRANTS................................................................       3

         SECTION 2.01               Merger Consideration...............................................       3
         SECTION 2.02               Effect on Securities...............................................       3
         SECTION 2.03               Exchange of Certificates...........................................       5
         SECTION 2.04               Company Options Plans..............................................       7
         SECTION 2.05               Warrants...........................................................       7
         SECTION 2.06               Termination of Stock Plans.........................................       8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................       8

         SECTION 3.01               Organization and Qualification.....................................       8
         SECTION 3.02               Certificate of Incorporation and By-laws...........................       8
         SECTION 3.03               Capitalization.....................................................       9
         SECTION 3.04               Subsidiaries.......................................................       9
         SECTION 3.05               Authority Relative to this Agreement...............................       9
         SECTION 3.06               No Conflict; Required Filings and Consents.........................      10
         SECTION 3.07               SEC Filings; Financial Statements; Undisclosed Liabilities.........      11
         SECTION 3.08               Absence of Certain Changes or Events...............................      12
         SECTION 3.09               Absence of Litigation..............................................      14
         SECTION 3.10               Opinion of Financial Advisor.......................................      14
         SECTION 3.11               Brokers............................................................      15
         SECTION 3.12               Company Action; State Takeover Statutes............................      15
         SECTION 3.13               Information Supplied...............................................      15
         SECTION 3.14               Environmental Matters..............................................      15
         SECTION 3.15               Real Property......................................................      16
         SECTION 3.16               Personal Property..................................................      17
         SECTION 3.17               Contracts..........................................................      17
         SECTION 3.18               Insurance Policies.................................................      18
         SECTION 3.19               Compliance with Laws...............................................      18
         SECTION 3.20               Tax Matters........................................................      18
         SECTION 3.21               Employment Agreements..............................................      19

                                      -i-
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
         SECTION 3.22               Change of Control Provisions.......................................      19
         SECTION 3.23               Employees..........................................................      19
         SECTION 3.24               Permits............................................................      19
         SECTION 3.25               Employee Benefit Plans.............................................      20
         SECTION 3.26               Intellectual Property Rights.......................................      21
         SECTION 3.27               Debt Restructuring.................................................      22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................................      22

         SECTION 4.01               Organization and Qualification.....................................      22
         SECTION 4.02               Authority Relative to this Agreement...............................      22
         SECTION 4.03               No Conflict; Required Filings and Consents.........................      23
         SECTION 4.04               Information Supplied...............................................      23
         SECTION 4.05               Brokers............................................................      23
         SECTION 4.06               Commitments........................................................      24

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER.......................................................      24

         SECTION 5.01               Conduct of Business by the Company Pending the Merger..............      24
         SECTION 5.02               Subsequent Company SEC Reports; Monthly Financial Statements.......      26

ARTICLE VI ADDITIONAL AGREEMENTS.......................................................................      27

         SECTION 6.01               Stockholders Meeting...............................................      27
         SECTION 6.02               Preparation of Proxy Statement.....................................      27
         SECTION 6.03               Appropriate Action; Consents; Filings; Further Assurances..........      28
         SECTION 6.04               Access to Information..............................................      30
         SECTION 6.05               No Solicitation....................................................      31
         SECTION 6.06               D&O Indemnification................................................      33
         SECTION 6.07               Notification of Certain Matters....................................      34
         SECTION 6.08               Public Announcements...............................................      34
         SECTION 6.09               Stockholder Approval...............................................      34
         SECTION 6.10               Exchange Act and AMEX Filings......................................      35
         SECTION 6.11               Further Assurances.................................................      35
         SECTION 6.12               Performance By Merger Sub..........................................      35

ARTICLE VII CONDITIONS TO THE MERGER...................................................................      35

         SECTION 7.01               Conditions to the Obligations of Each Party........................      35
         SECTION 7.02               Conditions to the Obligations of Parent and Merger Sub.............      35
         SECTION 7.03               Conditions to the Obligations of the Company.......................      37

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.........................................................      37

         SECTION 8.01               Termination........................................................      37
         SECTION 8.02               Method of Termination; Effect of Termination.......................      39
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                                      -ii-
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
         SECTION 8.03               Payments on Termination............................................      39
         SECTION 8.04               Amendment..........................................................      40
         SECTION 8.05               Waiver.............................................................      40

ARTICLE IX GENERAL PROVISIONS..........................................................................      40

         SECTION 9.01               Non-Survival of Representations, Warranties and Agreements.........      40
         SECTION 9.02               Expenses...........................................................      40
         SECTION 9.03               Notices............................................................      41
         SECTION 9.04               Certain Definitions................................................      42
         SECTION 9.05               Interpretation.....................................................      45
         SECTION 9.06               Severability.......................................................      46
         SECTION 9.07               Entire Agreement; Assignment.......................................      46
         SECTION 9.08               Parties in Interest................................................      46
         SECTION 9.09               Specific Performance...............................................      46
         SECTION 9.10               Governing Law; Jurisdiction; Waiver of Jury Trial..................      46
         SECTION 9.11               Headings...........................................................      47
         SECTION 9.12               Counterparts.......................................................      47
         SECTION 9.13               Construction.......................................................      47
         SECTION 9.14               Company Disclosure Schedule........................................      47

EXHIBITS

Exhibit A     -     Consulting Agreement
Exhibit B     -     Voting Agreement
Exhibit C     -     Restructuring Agreements
Exhibit D     -     Loan Agreement Modification

                                MERGER AGREEMENT

                  This MERGER AGREEMENT dated April 8, 2004 (this "Agreement") is made and entered into by and among TBA Holdings, LLC, a Delaware limited liability company ("Parent"), TBA Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub") and TBA Entertainment Corporation, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties"). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 9.04 hereof.

                  WHEREAS, Merger Sub is a new corporation formed and wholly owned by Parent;

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger (the "Surviving Corporation"), and the Board of Directors of the Company has recommended that the holders of shares of the Company's Common Stock, par value $0.001 per share (the "Company Common Stock"), approve and adopt this Agreement and the Merger upon the terms and conditions set forth herein;

                  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

                  WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement and agreeing to participate in the Merger, Thomas Jackson Weaver III ("Weaver") has agreed to enter into the Consulting Agreement attached hereto as Exhibit A and the Voting Agreement attached hereto as Exhibit B; and

                  WHEREAS, the Merger described herein is subject to the approval of a majority of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporate Law ("Delaware Law"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02 Effective Time; Closing. As promptly as practicable, and in no event later than five Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval and adoption of this Agreement and the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the Parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the Parties may agree) (the date on which such Closing takes place being the "Closing Date").

         SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.04 Certificate of Incorporation; By-laws.

                  (a) From and after the Effective Time, subject to the terms of
         Section 6.06, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows:
         "The name of the Corporation is TBA Entertainment Corporation."

                  (b) From and after the Effective Time, subject to the terms of
         Section 6.06, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.05 Directors and Officers.

                  (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the

         Certificate of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

                  (b) Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

         SECTION 1.06 Additional Actions. If, at any time at and after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or any of its Subsidiaries, or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE II
             MERGER CONSIDERATION; EFFECT ON SECURITIES; EXCHANGE OF
                 CERTIFICATES; COMPANY STOCK OPTIONS; WARRANTS

         SECTION 2.01 Merger Consideration. The aggregate consideration to be paid to holders of Company Preferred Stock, Company Common Stock or "in the money" Warrants in connection with the Merger (the "Merger Consideration") shall equal $6,150,000. The amount of Merger Consideration available for distribution to the holders of Company Preferred Stock, Company Common Stock and "in the money" Warrants shall be reduced by the amount of Company Transaction Expenses determined by the Parties no later than the 10th Business Day prior to the Stockholders Meeting.

         SECTION 2.02 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub, Company Common Stock or Company Preferred Stock:

                  (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation's common stock, $0.001 par value per share.

                  (b) Cancellation of Company Owned Stock. All shares of Company Common Stock and Company Preferred Stock (if any) that are (i) owned by Parent or Merger Sub, (ii) held in the treasury of the Company or (iii) owned by any wholly owned Subsidiary of the Company (collectively, the "Excluded Shares") shall be cancelled and retired and shall cease to exist without any consideration payable therefor.

                  (c) Conversion of Company Preferred Stock. Each share (a "Preferred Share") of Series A Convertible Preferred Stock of the Company, par value $.001 per share (the "Company Preferred Stock") that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive, as provided and subject to the limitations set forth in this
         Article II, an amount in cash (the "Preferred Merger Consideration"), without interest, equal to (i) $0.03 plus (ii) the amount determined by dividing (x) the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Preference Amount by (y) the aggregate number of shares of Company Common Stock outstanding as of the Effective Time determined on a fully diluted basis as if all outstanding shares of Company Preferred Stock and all outstanding "in the money" Warrants had been converted or exercised, as the case may be, into Company Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Preferred Stock have been converted by the Merger as provided in this Section 2.02(c).

                  (d) Conversion of Company Common Stock. Each share of Company Common Stock (a "Common Share") that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive, as provided and subject to the limitations set forth in this Article II, an amount in cash (the "Common Merger Consideration"), without interest, equal to (x) the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Preference Amount divided by (y) the aggregate number of shares of Company Common Stock outstanding as of the Effective Time determined on a fully diluted basis as if all outstanding shares of Company Preferred Stock and all outstanding "in the money" Warrants had been converted or exercised, as the case may be, into Company Common Stock immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this Section 2.02(d).

                  (e) Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, any issued and outstanding Common Shares held by a Person immediately prior to the Effective Time (a "Dissenting Stockholder") who complies with all the provisions of the Delaware Law concerning the right of holders of Common Shares to require appraisal of their Common Shares in accordance with Section 262 of the Delaware Law (Common Shares held by such a Dissenting Stockholder, "Dissenting Shares") will not be converted as described in Section 2.02(d) but will become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Delaware Law. Provided a Dissenting Stockholder complies with the provisions of the Delaware Law, such Dissenting Stockholder will have with respect thereto solely the rights provided under Section 262 of the Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in each case pursuant to Section 262 of the Delaware Law, each of such Common Shares will be deemed to have been converted as of the Effective Time into the right to receive the Common Merger Consideration in accordance with the provisions of this Article II.

         SECTION 2.03 Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Merger Sub shall, with the approval of the Company, designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent").

                  (b) Payment Fund. At the Closing immediately after the Effective Time: Parent shall: (i) pay to the Surviving Corporation by wire transfer of immediately available funds (which shall include the Deposit) a cash amount equal to the Merger Consideration; (ii) cause the Surviving Corporation to pay to the Paying Agent by wire transfer of immediately available funds a cash amount equal to the Merger Consideration plus the Warrant Exercise Proceeds less the Aggregate Warrant Consideration less the Company Transaction Expenses, and such amount shall be held and disbursed by the Paying Agent to the holders of Common Shares and Preferred Shares pursuant to the terms of this Agreement and the terms of a mutually acceptable Paying Agent Agreement (the "Paying Agent Agreement") to be entered into by and among Parent, the Surviving Corporation and the Paying Agent at or prior to the Closing; and (iii) cause the Aggregate Warrant Consideration to be available to the Surviving Corporation for purposes of Section 2.05.

                  (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was at the Effective Time a holder of record of Preferred Shares or Common Shares entitled to receive the Preferred Merger Consideration or Common Merger Consideration pursuant to Section 2.02, as the case may be (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Preferred Shares or Common Shares (the "Certificates") shall pass, only upon delivery of the Certificates to the address specified therein and
         (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Preferred Merger Consideration or the Common Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.02, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the

         Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.02. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the cash payable in respect of the shares represented by such Certificate as determined in accordance with this
         Article II, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

                  (d) Deductions and Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Preferred Merger Consideration or Common Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

                  (e) No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (f) No Liability. At any time following the expiration of six
         (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of

         Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, however, with respect to any Certificates which shall not have been surrendered prior to five (5) years after the Closing Date, the unclaimed cash payable in exchange for such Certificates shall, to the extent permitted by applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Adjustments. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration, the Preferred Merger Consideration and the Common Merger Consideration shall be appropriately adjusted.

         SECTION 2.04 Company Options Plans.

                  (a) The Company has previously issued options to purchase shares of Company Common Stock (each, a "Company Stock Option") pursuant to the TBA Entertainment Corporation 1995 Stock Option Plan, TBA Entertainment Corporation 1997 Stock Option Plan, TBA Entertainment Corporation 1998 Stock Option Plan and the TBA Entertainment Corporation 2000 Stock Option Plan (collectively, the "Company Stock Option Plans"), and the exercise price of each outstanding Company Stock Option is greater than the Common Merger Consideration. At the Effective Time, all Company Stock Options shall be cancelled and retired and shall cease to exist without any consideration payable therefore. Prior to the Effective Time, the Company shall obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

                  (b) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plans shall terminate as of the Effective Time, and thereafter no participant in the Company Stock Option Plans shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

                  SECTION 2.05 Warrants. The Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding warrant to purchase Company Common Stock (a "Warrant") issued in connection with the Company's loan agreement with AmSouth Bank (as in effect from time to time, the "Loan Agreement"), in settlement of each such Warrant, to the extent exercisable, an amount in respect thereof equal to the product of (x) the excess, if any, of the Common Merger Consideration over the exercise price of each such Warrant, and (y) the number of shares of Company Common Stock subject to such Warrant immediately prior to its settlement (the "Warrant Consideration") (such payment to be net of applicable withholding taxes and which, for the avoidance of doubt, will be equal to zero in cases where such Warrant is not "in the money"). Upon receipt of the Aggregate Warrant Consideration, the Warrants shall be cancelled and retired and shall cease to exist. Prior to the Effective Time, the Company shall obtain any consent necessary to give effect to this Section 2.05.

         SECTION 2.06 Termination of Stock Plans. Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub that:

         SECTION 3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite organizational power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement, and in each case shall include any change, effect, event, occurrence, condition or development that had or is reasonably likely to have a dollar impact on the Company or the Surviving Corporation in excess of $300,000; provided, that Company Material Adverse Effect shall not include any change, effect, event, occurrence, condition or development relating to the announcement of this Agreement or the Company's performance of its obligations under this Agreement.

         SECTION 3.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent and Merger Sub complete and correct copies of its and each of its

Subsidiaries' Certificate of Incorporation and By-laws (or similar organizational documents) (collectively, the "Organizational Documents"), each as amended to the date hereof. Such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents.

         SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock par value $0.001 per share, and (ii) 1,000,000 shares of preferred stock of the Company, par value $0.001 per share, of which 557,143 shares have been designated as Company Preferred Stock and the balance of which have not been designated as of the date hereof. As of the date hereof, there are 7,375,425 shares of Company Common Stock issued and outstanding and 2,040 shares of Company Preferred Stock issued and outstanding. Section 3.03 of the Company Disclosure Schedule identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion (and the exercise or conversion price) of each outstanding share of Company Preferred Stock, each Company Stock Option and each Warrant. Except for the Company Preferred Stock, the Company Stock Options, the Warrants or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities issued by the Company with respect to the capital stock of the Company.

         SECTION 3.04 Subsidiaries. Except as set forth in Section 3.04 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth in Section 3.04 of the Company Disclosure Schedule, all outstanding shares of stock (or other interest of equity ownership) of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

         SECTION 3.05 Authority Relative to this Agreement.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) The affirmative vote at a duly called meeting of stockholders at which a quorum is present of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company or any of the Company Subsidiaries required to approve the Merger, this Agreement and the Transactions. Except as described in
         Section 3.05(c), no other vote of the stockholders or directors of the Company or any of the Company Subsidiaries is required by law, and no amendment of the Certificates of Incorporation or By-laws of the Company or any of the Company's Subsidiaries is required in order for the Company to consummate the Merger and the Transactions.

                  (c) As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are advisable and are fair to and in the best interests of the Company and has approved the same and (ii) resolved to recommend that the Company's stockholders vote to approve and adopt this Agreement and the transactions contemplated herein.

                  (d) The Company has not adopted a shareholder rights plan or any similar plan or instrument.

         SECTION 3.06 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries,
         (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment, decree or common law (collectively, "Laws") applicable to the Company, any of its Subsidiaries or by which any of its properties or assets is bound or affected, except for such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect, or
         (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound or affected, except as disclosed in Section 3.06(a) of the Company Disclosure Schedule and except for any such violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the Transactions.

                  (b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules of the American Stock Exchange ("AMEX"), state takeover laws and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.07 SEC Filings; Financial Statements; Undisclosed
Liabilities.


                  (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998 and has made available to Parent and Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) prior to the date of this Agreement (collectively, and together with all forms, reports and documents required to be filed by it with the SEC on or after the date hereof, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports that were filed prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company shall deliver to Parent and Merger Sub as soon as they become available true and complete copies of any Company SEC Reports that are filed on or after the date hereof (collectively, the "Subsequent Company SEC Reports"), and each of such Subsequent Company SEC Reports shall (i) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) As of their respective dates, each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports that were filed prior to the date hereof complied (and, as of their respective dates, each of the financial statements to be included in the Subsequent Company SEC Reports or delivered to Parent and Merger Sub pursuant to Section 5.02(b) (collectively, the "Interim Financial Statements") will comply) in all material respects as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), each fairly presented in all material respects the consolidated financial position, results of operations or cash flows (as applicable) of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP and each was correct and complete in all material respects and was consistent with the books and records of the Company and its Subsidiaries (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

                  (c) Since December 31, 2002, except as disclosed in the Company SEC Reports or as described in Section 3.07(c) of the Company Disclosure Schedule, there has not been any Company Material Adverse Effect, or any event, condition or development which the Company believes is reasonably likely to result in a Company Material Adverse Effect.

                  (d) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) other than such liabilities or obligations (i) disclosed in the Company Disclosure Schedule, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet of the Company filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC, or (iv) that are not required by GAAP to have been included in the Company's consolidated balance sheet and would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Schedule or the Company SEC Reports filed as of the date hereof or as contemplated by this Agreement, since December 31, 2002, neither the Company nor any of its Subsidiaries has, directly or indirectly:

                  (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than between the Company and a wholly-owned Subsidiary thereof);

                  (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or any of its Subsidiaries, other than pursuant to and in accordance with (i) the Company Stock Option Plans, (ii) the Warrants or (iii) as listed in
         Section 3.03 of the Company Disclosure Schedule;

                  (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money in excess of $100,000, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company or any of its Subsidiaries in excess of $100,000, (iv) incurred any liabilities except for liabilities which, individually and in the aggregate, would not have a Company Material Adverse Effect; or (v) mortgaged, pledged or subjected to any lien or encumbrance, any asset having a book or market value in excess of $100,000;

                  (d) instituted any material change in its accounting methods, principles or practices except as required by GAAP or the rules and regulations of the SEC;

                  (e) revalued any of its respective assets in any material respect, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved as reflected in the December 31, 2002 balance sheet;

                  (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate, have a Company Material Adverse Effect;

                  (g) suffered any adverse change, or any development involving a prospective adverse change, except for those changes or prospective changes which, individually and in the aggregate, would not have a Company Material Adverse Effect;

                  (h) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice;

                  (i) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not materially increase the aggregate cost of such plan or contract;

                  (j) except for provision of services or sales in the ordinary course of business and consistent with past practice, (i) sold, leased, licensed, transferred or otherwise disposed of any of its assets or property having a book or market value, in excess of $100,000 or

         (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

                  (k) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $100,000 in the aggregate;

                  (l) acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other Person;

                  (m) made any cancellation or waiver of (i) any right material to the operation of the business of the Company or any of its Subsidiaries, or (ii) any material debts or claims against any Affiliate of the Company;

                  (n) made any disposition of, or failed to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or any of its Subsidiaries;

                  (o) entered into any agreement, arrangement or transaction with any Affiliate of the Company; or

                  (p) agreed to (i) do any of the things described in the preceding clauses (a) through (o) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this
         Article III untrue or incorrect.

         SECTION 3.09 Absence of Litigation. Except as disclosed in the Company SEC Reports filed through the date hereof or in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company, any of its Subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims (or claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation), would have a Company Material Adverse Effect. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.10 Opinion of Financial Advisor. The Company has received the opinion, dated as of the date hereof, of Bear Stearns & Co. (the "Company Financial Advisor"), to the effect that as of the date thereof, and subject to the qualifications and limitations set forth therein, the Common Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

         SECTION 3.11 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger, and there have been no amendments to such agreements.

         SECTION 3.12 Company Action; State Takeover Statutes. Assuming that Parent and Merger Sub owned, in the aggregate, less than 15% of the Company Common Stock at or any time prior to such approval, the approval of the Company's Board of Directors described in Section 3.05(c) is sufficient to render inapplicable to the Merger, this Agreement and the other Transactions the restrictions on "business combinations" set forth in Section 203 of the Delaware Law. To the Company's Knowledge, no other "fair price," "moratorium," "control share," "business combination," "affiliate transaction," or other anti-takeover statute or similar statute or regulation of any state is applicable to the Merger, this Agreement and the other Transactions.

         SECTION 3.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement or the other documents to be filed with the SEC or any Governmental Authority in connection with the Transactions (the "Other Filings"), other than information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein, at the respective time filed with the SEC or such other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions relating to Parent or Merger Sub) at the time of the mailing thereof to the Company's stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.14 Environmental Matters.

                  (a) Each of the Company and its Subsidiaries has complied, and is in compliance, with all applicable Law with respect to environmental, health or safety matters, except where such noncompliance would not have a Company Material Adverse Effect.

                  (b) Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority or any other Person alleging that the Company or its Subsidiaries is liable under or in breach of any applicable Law with respect to environmental, health or safety matters, except where such liability or breach would not have a Company Material Adverse Effect.

                  (c) Neither the Company nor its Subsidiaries, nor any of their respective predecessors or affiliates has treated, stored, disposed of, arranged for the disposal of, transported, handled or released, or exposed any person to, any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities or investigative, corrective or remedial obligations, pursuant to any applicable Law with respect to environmental, health or safety matters which liabilities or obligations would have a Company Material Adverse Effect.

                  (d) The Company and its Subsidiaries have furnished to Parent and Merger Sub all environmental reports, audits, assessment and other documents materially bearing on environmental, health or safety liabilities relating to their past or present facilities or operations which are in their possession or under their reasonable control.

         SECTION 3.15 Real Property.

                  (a) Section 3.15 of the Company Disclosure Schedule identifies by street address all real estate leased, subleased or otherwise occupied pursuant to an agreement (the "Leases") by the Company or any of its Subsidiaries (the "Leased Premises"). The Leased Premises are leased to the Company or any of its Subsidiaries pursuant to written leases, copies of which have been made available to Merger Sub. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, or except as would not have a Company Material Adverse Effect, with respect to each Lease: (i) the Company or any of its Subsidiaries, as applicable, have a good and valid leasehold interest in and to all of the Leased Premises, and, to the Company's Knowledge, such leasehold interest is subject to no Liens; (ii) each Lease is in full force and effect and is enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (iii) there exists no default by the Company or condition which, with the giving of notice, the passage of time or both, could become a default by the Company under any Lease; and (iv) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) The Leased Premises constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company or any of its Subsidiaries as currently conducted. The Leased Premises are in good condition and repair (subject to normal wear and tear) and are sufficient and appropriate for the conduct of business by the Company and its Subsidiaries. To the Company's Knowledge, (i) all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Premises have been obtained, are in full force and effect and have not been violated by the Company and (ii) there exists no violation by the Company of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises, in each case except where the failure to be in full force and effect or where any such violation would not have a Company Material Adverse Effect. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Company's business as currently conducted. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding, or lawsuit or administrative action affecting any portion of the Leased Premises to which the Company or any of its Subsidiaries is a named party, except where such proceeding, lawsuit or action would not have a Company Material Adverse Effect.

         SECTION 3.16 Personal Property.

                  (a) Each of the Company and its Subsidiaries has good title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purport to own, free and clear of all Liens, except for (i) Liens disclosed on Section 3.16 of the Company Disclosure Schedule, (ii) Liens for non-delinquent taxes and non-delinquent statutory liens arising other than by reason of default,
         (iii) statutory Liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of all such personal property. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as now used, possessed and controlled by the Company or any of its Subsidiaries, as applicable.

                  (b) All machinery, equipment and other tangible assets currently being used by the Company or any of its Subsidiaries which are owned or leased by the Company or any of its Subsidiaries and material to the business of the Company or any of its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other condition of any machinery, equipment or other tangible asset would not have a Company Material Adverse Effect.

         SECTION 3.17 Contracts. Section 3.17 of the Company Disclosure Schedule is a complete list of all written agreements of the Company or any of its Subsidiaries (other than contracts for the sale or lease in the ordinary course of business of the Company's services or products) that are currently in effect (except for those set forth in clause (x) below) and that are (i) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company or any of its Subsidiaries which provide for the receipt or expenditure by the Company or any of its Subsidiaries after the date of this Agreement, of more than $100,000; (ii) contracts or commitments for capital expenditures or acquisitions in excess of $100,000 for one project or set of related projects; (iii) guarantees of third party obligations; (iv) agreements (including non-competition agreements) which restrict the kinds of businesses in which the Company or any of its Subsidiaries may engage or the geographical area in which any of them may conduct their business; (v) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company or any of its Subsidiaries, the granting of Liens or lines of credit by the Company or any of its Subsidiaries, in each case, involving an amount in excess of $100,000; (vi) collective bargaining agreements; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any patent and trademark rights; (viii) brokerage or finder's agreements; (ix) joint venture agreements, partnership agreements or similar agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $100,000; (xi) employment, consulting or management agreements; or (xii) agreements or other arrangements with any director or executive officer of the Company or its Affiliates (other than customary at will employment arrangements) (all items required to be disclosed in Section 3.17 of the Company Disclosure Schedule being hereinafter referred to as "Contracts"). True and correct copies of all the Contracts have been made available to Parent and Merger Sub. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, (i) all Contracts are valid and subsisting and in full force and effect, and each of the Company and its Subsidiaries has duly performed its respective obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company, any of its Subsidiaries, or, to the Company's Knowledge, by any other party thereto, has occurred, except where such breach or default would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.18 Insurance Policies. The Company has made available to Parent and Merger Sub material insurance policies of the Company and each of its Subsidiaries, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. To the Knowledge of the Company, there are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.

         SECTION 3.19 Compliance with Laws. Except for matters relating to environmental matters (which are the subject of Section 3.14), neither the Company nor any of its Subsidiaries is in violation of or has violated or failed to comply with any Law applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

         SECTION 3.20 Tax Matters.

                  (a) The Company and each Subsidiary of the Company have filed all material Tax Returns that they were required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any of the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been paid. None of the Company or any Subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any Subsidiary of the Company does not file Tax Returns that the Company so not filing is or may be subject to taxation by that jurisdiction.

                  (b) The Company and each Subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid by applicable Law.

                  (c) To the Company's Knowledge, there is no dispute or claim concerning any Tax liability of any of the Company or any Subsidiary of the Company.

                  (d) Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Neither the Company nor any Subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code
         Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii). Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing agreement.

                  (f) Neither the Company nor any Subsidiary of the Company has any liability for the Taxes of any Person other than the Company and the Subsidiaries of the Company (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (g) Other than the Company's ownership of Titley Spalding & Associates LLC, neither the Company nor any Subsidiary of the Company owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

         SECTION 3.21 Employment Agreements. Except as disclosed on Section 3.21 of the Company Disclosure Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any directors, officers, or other employees of the Company.

         SECTION 3.22 Change of Control Provisions. Except as disclosed on
Section 3.22 of the Company Disclosure Schedule, none of the arrangements, agreements or understandings listed in the Company Disclosure Schedule (including, for the avoidance of doubt, the agreements identified in Section
3.21 thereof) and none of the Company's employee benefit plans, programs or arrangements contain any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Transactions.

         SECTION 3.23 Employees. To the Knowledge of the Company, as of the date of this Agreement, no key employee, or group of employees, of the Company or any of its Subsidiaries has any plans to terminate employment with the Company. The Company and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or material grievances) other than such problems that would not have a Company Material Adverse Effect.

         SECTION 3.24 Permits. Each of the Company and its Subsidiaries has all Permits, except for those Permits the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.24 of the Company Disclosure Schedule contains a complete list of the Permits (each a "Material Permit"), exclusive of any Permits with respect to state or local sales, use or other Taxes or business or occupational licenses or where the failure to have such Permit would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, all of the Material Permits are in full force and effect. No outstanding notice of cancellation or termination has been delivered to the Company or any of its Subsidiaries in writing in connection with any such Material Permit nor, to the Knowledge of the Company, has any such cancellation or termination been threatened. To the Knowledge of the Company, no application, action or proceeding for the modification of any such Material Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any Material Permits. The Company and each of its Subsidiaries has filed when due all documents required to be filed with any Governmental Authority in connection with such Material Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

         SECTION 3.25 Employee Benefit Plans.

                  (a) Section 3.25 of the Company Disclosure Schedule contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other plan, program, policy, practice, arrangement or contract (whether group or individual) providing for payments, deferred compensation or benefits or reimbursements to employees or former employees (or their beneficiaries or dependents) maintained, sponsored, contributed or required to be contributed to by the Company or with respect to which the Company has any material liability or potential liability. For purposes of this Section 3.25, "Company" shall be deemed to include any entity required to be aggregated with the "Company" under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time. Each item listed in Section 3.25 of the Company Disclosure Schedule is a "Benefit Plan."

                  (b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the "IRS") (or, if a prototype plan, an opinion letter with respect to the prototype plan) that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Company's Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

                  (c) The Company does not have any liability or potential liability (including, but not limited to, withdrawal liability) with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

                  (d) Except as disclosed on Section 3.25 of the Company Disclosure Schedule, none of the Benefit Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of
         Section 280G of the Code.

                  (e) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

                  (f) The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law ("COBRA") in all material respects; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Company or any other Person, except as specifically required by COBRA.

                  (g) With respect to each Benefit Plan, the Company has made available to Parent and Merger Sub true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement,
         (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the IRS.

                  (h) With respect to each Benefit Plan, all payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing required, or recommended by the Company's advisors, shall have been made or properly accrued on the December 31, 2002 balance sheet. None of the Benefit Plans has any material unfunded liabilities.

         SECTION 3.26 Intellectual Property Rights.

                  (a) Section 3.26 of the Company Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications and other applications for registration of Intellectual Property Rights owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries and material to the conduct of its business; and (iii) all material licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company or any of its Subsidiaries is a party (either as a licensor or licensee).

                  (b) Except as disclosed in Section 3.26 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property Rights necessary for the operation of its business as currently conducted free and clear of all encumbrances, licenses or other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has been made, is currently outstanding or, to the Knowledge of the Company, is threatened, and to the Knowledge of the Company, there are no grounds for the same except for any such claim that would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) the loss or expiration of any Intellectual Property Right owned or used by the Company or any of its Subsidiaries would not have a Company Material Adverse Effect, and, to the Knowledge of the Company, no such loss or expiration is threatened, pending or reasonably foreseeable;
         (iv) neither the Company nor any of its Subsidiaries has received any written notices of, and, to the Company's Knowledge, there is no infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries (including, without limitation, any demand or request that the Company or any of its Subsidiaries license any rights from a third party) except for any such infringement, misappropriation or conflict that would not, individually or in the aggregate, have a Company Material Adverse Effect; (v) neither the Company nor any of its Subsidiaries, to the Company's Knowledge, have infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights or other rights of any third parties and, to the Company's Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and each of its Subsidiaries as currently conducted; and (vi) the Company and each of its Subsidiaries has taken commercially reasonable steps to protect, maintain and safeguard the material Intellectual Property Rights owned or used by it.

         SECTION 3.27 Debt Restructuring. Attached hereto as Exhibit C are true and correct copies of letter agreements (the "Restructuring Agreements") pursuant to which the Acquisition Notes identified in Section 3.27 of the Company Disclosure Schedule have been amended and modified. Each of the Restructuring Agreements is valid and subsisting and in full force and effect, and none of the Restructuring Agreements has been modified or amended in any way since the execution thereof or repudiated by any of the parties thereto.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Each of Parent and Merger Sub hereby represents and warrants to the Company that:

         SECTION 4.01 Organization and Qualification. Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

         SECTION 4.02 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action and no other corporate or limited liability company proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         SECTION 4.03 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below), or
         (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means, when used in connection with Parent or Merger Sub, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of Parent or Merger Sub or (ii) the ability of Parent or Merger Sub to perform its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, and filing and recordation of appropriate merger documents as required by Delaware Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate is not reasonably likely to have a Parent Material Adverse Effect.

         SECTION 4.04 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any of its Subsidiaries could become liable or obligated.

         SECTION 4.06 Commitments. Parent and Merger Sub have, and on the Closing Date will have, sufficient committed funds to make the payments required to be made under Article II hereof.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01 Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing (which shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries, to conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to
(i) preserve intact its business organization, (ii) keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries, (iii) preserve the current relationships of the Company and each of its Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other Persons with which the Company or any of its Subsidiaries has significant business relations, (iv) maintain all material assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company's business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its material Intellectual Property Rights in a manner consistent in all material respects with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Merger Sub (which shall not be unreasonably withheld):

                  (a) amend or otherwise change its Certificate of Incorporation or By-laws;

                  (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interests), of the Company or any of its Subsidiaries or
         (ii) any assets of the Company or any of its Subsidiaries, except for
         (A) sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000 and (B) issuance of shares of Company Common Stock upon exercise of outstanding Company Stock Options or Warrants;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than between any wholly-owned Subsidiary and the Company);

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

                  (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to or investments in, any other Person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $100,000;

                  (g) acquire, or agree to acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory and the purchase of supplies and equipment, in each case, in the ordinary course of business consistent with past practice;

                  (h) (i) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, (ii) grant any salary or wage increase or (iii) amend or modify any severance policy as in effect on September 30, 2003;

                  (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than as may be required by applicable Law or by Section 2.04 of this Agreement);

                  (j) enter into or amend any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law, in which case the Company shall provide Merger Sub with reasonable advance written notice of such fact;

                  (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

                  (l) make or institute any change in accounting procedures or practices in its accounting procedures and practices unless mandated by GAAP or by rules and regulations of the SEC;

                  (m) take any action that, if taken after December 31, 2002 but prior to the date hereof, would have been required to be disclosed in
         Section 3.08 of the Company Disclosure Schedule unless otherwise permitted under this Section 5.01;

                  (n) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, any of its Subsidiaries or any Affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

                  (o) enter into any agreement or other arrangement that is reasonably likely to be material to the business of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (p) make or change any election, change an annual accounting period, adopt or change any accounting method (except as permitted under Section 5.01(l) above), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of its Subsidiaries;

                  (q) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

                  (r) license, assign or otherwise transfer to any Person or entity any rights to any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

                  (s) fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or

                  (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 5.01.

         SECTION 5.02 Subsequent Company SEC Reports; Monthly Financial Statements.

                  (a) Subsequent Company SEC Reports. Between the date of this Agreement and the Effective Time, the Company shall file all Subsequent Company SEC Reports when and as required to be filed by it with the SEC (or timely file a Form 12b-25 or other applicable Form, and thereafter timely comply with the filing requirements thereto) and shall deliver true and complete copies of the same to Parent and Merger Sub as soon as they become available. The Subsequent Company SEC Reports shall (i) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Monthly Financial Statements. Not later than the 25th day after the end of each month ending after the date of this Agreement, the Company shall deliver to Parent and Merger Sub a consolidated balance sheet of the Company and each of its consolidated Subsidiaries as of the last day of such month together with an income statement for the month ended on such date. Such financial statements shall comply in all material respects as to form with the applicable accounting requirements and rules and regulations of the SEC and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, each fairly presenting in all material respects the consolidated and consolidating financial position or results of operations (as applicable) of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, and each shall be correct and complete in all material respects and shall be consistent with the books and records of the Company and its Subsidiaries (subject, in each case, to the absence of footnotes and to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         SECTION 6.01 Stockholders Meeting. Subject to the provisions of Section
6.05 and Section 8.01, the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Common Stock (the "Stockholders Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Company, through its Board of Directors or a committee thereof, shall recommend to its stockholders approval and adoption of this Agreement and the Merger, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors of the Company or a committee thereof may fail to make its recommendation to the stockholders of the Company, or may withdraw, modify or change its recommendation to the stockholders of the Company, in accordance with Section 6.05(b). The Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of such holders required by Delaware Law, except as permitted under Section 6.05(b).

         SECTION 6.02 Preparation of Proxy Statement.

                  (a) The Company shall, as soon as practicable, but in any event within twenty (20) days after the date hereof, prepare and file (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing, if required to be filed under the Exchange Act) relating to the Stockholders Meeting (together with any subsequent amendments thereof or supplements thereto, the "Proxy Statement") with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company shall cause the Proxy Statement (other than portions relating to Parent and Merger Sub) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholders Meeting (including any requirement to amend or supplement the Proxy Statement). Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement, and each Party shall furnish to the other such information relating to it and its Affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other Party and shall promptly notify the other Party of any change in such information. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the -------- Proxy Statement will be made by the Company without providing Parent and the Merger Sub the reasonable opportunity to review and comment thereon.

                  (b) Subject to the Company's rights under Section 6.05(b), the Company shall include in the Proxy Statement the unanimous recommendation of the voting members of the Company's Board of Directors, subject to any modification, amendment or withdrawal thereof, and shall represent that the Company Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

         SECTION 6.03 Appropriate Action; Consents; Filings; Further Assurances.

                  (a) Subject to Section 6.05 hereof, each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law; provided, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each of the Parties shall promptly notify the other Parties in writing of any pending or, to the Knowledge of the first Party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock, Company Preferred Stock or "in the money" Warrants into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "Surviving Corporation Material Adverse Effect" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Surviving Corporation or its Subsidiaries, taken as a whole or (ii) the ability of the Surviving Corporation to perform its obligations under this Agreement, and in each case shall include any change, effect, event, occurrence, condition or development that had or is reasonably likely to have a dollar impact on the Surviving Corporation in excess of $300,000; provided, that Surviving Corporation Material Adverse Effect shall not include any change, effect, event, occurrence, condition or development relating to the announcement of this Agreement or the Surviving Corporation's performance of its obligations under this Agreement.

                  (b) The Parties shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the Transactions.

                  (c) The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time. In the event that any Parties shall fail to obtain any third-party consent described above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party or Parties, to minimize any adverse effect upon the Parties, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Parties shall take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

                  (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of the Parties to this Agreement shall take all such necessary action.

         SECTION 6.04 Access to Information.

                  (a) From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and Merger Sub (and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Parent and Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or any of its Subsidiaries (except for information and documents that are identified to Merger Sub as being attorney-client privilege information or information that is attorney work product) and Parent and Merger Sub will treat and hold as such any confidential information it receives from the Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 6.04; except to the extent that any such confidential information (i) becomes generally known to and available for use by the public other than as a result of Parent's or Merger Sub's violation of this Section 6.04, (ii) was obtained by Parent or Merger Sub from a source other than the Company or its Representatives and not known to Parent or Merger Sub, after due inquiry, to be subject to non-disclosure agreement with the Company, or (iii) is required to be disclosed pursuant to applicable law or legal process, in which event Parent and Merger Sub shall promptly provide written notice to the Company to allow the Company to seek (at the Company's expense) a protective order with respect to such information.

                  (b) From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to): (i) provide to Parent and Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent and Merger Sub or such Representatives may reasonably request (except for information and documents that are identified to Merger Sub as being attorney-client privilege information or information that is attorney work product).

                  (c) No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 6.04, shall affect any representation or warranty in this Agreement of any other Party hereto or any condition to the obligations of the other Parties hereto.

         SECTION 6.05 No Solicitation.

                  (a) The Company shall not, and the Company shall cause each of its Subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or acquisition of any kind of a material portion of the assets or capital stock of the Company or any of its Subsidiaries (other than the Transactions) or negotiate, explore or otherwise communicate in any way with any Person (other than Parent or Merger Sub or their directors, officers, employees and representatives) with respect to any such transaction (a "Competing Transaction") or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other Transactions; provided, however, that prior to the vote of the stockholders of the Company at the Stockholders Meeting, the Company may, if and so long as the Company's Board of Directors determines in good faith by a majority vote, following consultation with its outside counsel as to legal matters, that failing to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors under the Delaware Law, in response to a Competing Transaction from any Person that was not solicited by the Company and that did not otherwise result from the breach of this Section 6.05, and subject to compliance with
         Section 6.05(c), (x) furnish information with respect to the Company to such Person pursuant to a customary confidentiality agreement, (y) participate in discussions or negotiations with such Person regarding any Competing Transaction and (z) conduct or participate in "due diligence" inquiries; provided, in each case, that such proposal is not subject to conditions to closing that are, in the aggregate, more onerous from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, reasonably expected to result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the terms and conditions of such transactions proposed by Merger Sub in response to such Competing Transaction pursuant to Section 6.05(b) below).

                  (b) Neither the Company (or any of its Subsidiaries) nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the Merger or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or propose or agree to do any of the foregoing, or (iv) submit any Competing Transaction at the Stockholders

         Meeting for purposes of voting upon approval and adoption of the Competing Transaction; provided, however, that prior to the vote of the stockholders of the Company at the Stockholders Meeting, the Company may, to the extent required by the fiduciary obligations of the Board of Directors (or special committee thereof) of the Company, as determined in good faith by a majority vote of the Board of Directors (or special committee thereof) of the Company, following consultation with its outside counsel as to legal matters, and after compliance with the following sentence, terminate this Agreement pursuant to Section 8.01(h) (provided that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Competing Transaction). If the Company wishes to exercise its right to terminate this Agreement pursuant to this Section 6.05(b), the Company shall, as a condition precedent to the effectiveness of such termination, (A) pay to Merger Sub (or its designees) the amounts described in Section 8.03(a) by wire transfer of immediately available funds, and (B) deliver to Merger Sub and Parent a written acknowledgment from the Company and the other Person that is party to the Competing Transaction that the Company and such other Person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 6.05(b) at a time that is after the fifth (5th) Business Day following Parent's and Merger Sub's receipt of written notice (the "Competing Notice") advising Parent and Merger Sub that the Board of Directors (or special committee thereof) of the Company is prepared, subject to any action taken by Parent and Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the Person making such Competing Transaction (it being understood and agreed that any amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new five (5) Business Day period following a new notice referred to above shall be required under this sentence); provided, however, that Parent and Merger Sub shall have the right during such five (5) Business Day period after receipt of the Competing Notice to offer to adjust the terms and conditions of the Transactions by tendering to the Company a new proposal for such terms and conditions (the "Revised Proposal"); provided, further, that if the Revised Proposal, in the business judgment of the Board of Directors (or special committee thereof) of the Company, is substantially the same as the Competing Transaction, or is more favorable to the stockholders of the Company from a financial point of view than the Competing Transaction and is not subject to conditions to closing that are in the aggregate more onerous than those set forth in the Competing Transaction, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Revised Proposal, the Company shall reject the Competing Transaction and recommend to its stockholders the approval and adoption of the Revised Proposal, subject again to the terms of this Section 6.05(b).

                  (c) The Company promptly (and in any event within 24 hours of the relevant event) shall advise Parent and Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the Person making any such Competing Transaction or inquiry, and, in each case, the material terms and conditions thereof, including any material amendment or other modification to the terms of any such

         Competing Transaction or inquiry. The Company shall keep Parent and Merger Sub fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

                  (d) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.

         SECTION 6.06 D&O Indemnification.

                  (a) Each of Parent and the Company agree that, except as may be limited by applicable Laws, for six (6) years from and after the Effective Time, the indemnification obligations set forth in the Company's or any Subsidiary's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger as continuing obligations of the Surviving Corporation and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

                  (b) The Company shall maintain in effect, for three (3) years or until the applicable statute of limitations expires but in no event longer than four (4) years, from and after the Effective Time, directors' and officers' liability insurance policies covering the Persons who are currently covered in their capacities as such directors and officers (the "Covered Parties") by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, in the event the annual premium for such coverage exceeds 100% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 100% of the last annual premium paid immediately prior to the date hereof by the Company, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternate coverage up to an amount equal to 100% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage.

                  (c) In the event that any action, suit, proceeding or investigation relating thereto or to the Transactions is commenced, whether before or after the Effective Time, the Parties agree to cooperate and use their respective reasonable efforts to defend against and respond thereto.

                  (d) Following the Effective Time, Parent shall cause the Surviving Corporation to perform its obligations under this Section 6.06.

         SECTION 6.07 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each of the Parties hereto shall promptly notify the other Parties hereto of:

                  (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any of the Parties to effect the Merger not to be complied with or satisfied;

                  (b) the failure of any of the Parties hereto to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

                  (c) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                  (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

                  (e) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against, relating to or involving or otherwise affecting the Company, Parent or Merger Sub, which relates to the consummation of the Transactions.

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

         SECTION 6.08 Public Announcements. Subject to the following sentences, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with AMEX or another national securities exchange to which the Company is a party and, in such case, shall use reasonable efforts to consult with all the Parties hereto prior to such release or statement being issued. The Parties shall agree on the text of a joint press release by which Parent, Merger Sub and the Company will announce the execution of this Agreement.

         SECTION 6.09 Stockholder Approval. Subject to Section 6.05 and Section 8.01, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company.

         SECTION 6.10 Exchange Act and AMEX Filings. Unless an exemption shall be expressly applicable, or unless the other Parties agree otherwise in writing, the Company, Parent and Merger Sub will file with the SEC and AMEX all reports and notices required to be filed by each of them pursuant to the rules and regulations of the SEC and AMEX (including, without limitation, all required financial statements). Such reports, notices and other information shall comply in all material respects with all of the requirements of the SEC and AMEX rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 6.11 Further Assurances. Each of the Parties shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the Transactions. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         SECTION 6.12 Performance By Merger Sub. Parent shall cause Merger Sub to perform its obligations hereunder.

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

         SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions (or, if permitted by applicable Law, waiver by the Party for whose benefit such conditions exist):

                  (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation;

                  (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's, Parent's or Merger Sub's conduct or operation of the business of the Company after the Merger; and

                  (c) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

         SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Merger Sub of the following further conditions:

                  (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that each representation and warranty qualified by materiality or Company Material Adverse Effect shall be true in all respects) as of the Closing Date as if made at and as of such time, except to the extent that a representation or warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and (iii) Merger Sub shall have received a certificate signed by an executive officer of the Company as to the satisfaction of the conditions set forth in this Section 7.02(a);

                  (b) Parent and Merger Sub shall have received: (i) audited consolidated financial statements for the Company and each of its Subsidiaries for the year ended December 31, 2003, together with an audit report with respect thereto issued by the Company's certified public accountants, which report shall not be qualified as to the scope of the audit or to the status of the Company and its Subsidiaries as a going concern; and (ii) the Company's annual report filed on Form 10K with respect to the year ended December 31, 2003 which will contain disclosure substantially to the effect that the Company's management believes that the Company's future cash flows from operations, its current cash reserves and availability of funds under its revolving credit line will be sufficient to satisfy its current and future debt service and working capital requirements through at least March 31, 2005, (subject only to contingencies if the Transactions are not consummated);

                  (c) The Loan Agreement shall have been restructured pursuant to a modification, forbearance or similar agreement that contains material financial terms substantially as set forth in the term sheet attached as Exhibit D hereto and is otherwise satisfactory to Parent and Merger Sub in their sole discretion, and such agreement shall continue to be in full force and effect on the Closing Date without modification;

                  (d) Parent and Merger Sub shall have received an opinion from Hallett & Perrin, P.C., the Company's legal counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent and Merger Sub;

                  (e) since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

                  (f) the number of Dissenting Shares shall not exceed 10% of the aggregate number of Common Shares outstanding as of the Closing Date;

                  (g) the consulting services agreement between Merger Sub and Weaver (in the form attached as Exhibit A) shall continue to be in full force and effect;

                  (h) Parent and Merger Sub shall have received a written statement from the Company Financial Advisor confirming that all amounts due to it by the Company or the Surviving Corporation have been paid in full and otherwise in form and substance satisfactory to Parent and Merger Sub;

                  (i) Parent and Merger Sub shall have received a written statement from each officer entitled to receive a severance payment as a result of the Transactions in form and substance satisfactory to Parent and Merger Sub;

                  (j) the actual amount of Company Transaction Expenses shall not exceed by more than $50,000 the amount of Company Transaction Expenses determined by the Parties pursuant to Section 2.01;

                  (k) the Company shall have obtained all consents, authorizations, approvals and waivers from third parties (including, for the avoidance of doubt, the holders of the Warrants and Company Stock Options) required to be obtained by the Company under this Agreement, in form reasonably acceptable to Parent and Merger Sub, which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Company and each of its Subsidiaries to conduct their businesses in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those the failure of which to obtain would not have a Company Material Adverse Effect or a Surviving Corporation Material Adverse Effect; and

                  (l) Parent and Merger Sub shall have received written notice (effective as of the Effective Time) of (i) the resignation of all of the directors of the Company and (ii) the termination of all agreements between the Company and any of its Subsidiaries on the one hand and any of its directors and their Affiliates on the other hand, other than as set forth herein.

         SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, as the case may be, of the following further conditions:

                  (a) Parent and Merger Sub shall have performed all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;

                  (b) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and

                  (c) the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub as to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                  (a) by written consent of Parent, Merger Sub and the Company;

                  (b) by Parent, Merger Sub or the Company if (i) any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that no Party may terminate this Agreement pursuant to this
         Section 8.01(b) prior to July 31, 2004 if the Party subject to such order, decree or ruling is using its commercially reasonable efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (ii) the Effective Time shall not have occurred on or before July 31, 2004; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

                  (c) by Parent, Merger Sub or the Company, if the Stockholders Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt the Merger and this Agreement at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Company if its breach of any obligation under this Agreement has been the cause of or resulted in the failure to obtain such stockholder approval;

                  (d) by Parent or Merger Sub if the Board of Directors of the Company or any committee thereof (i) shall withdraw, modify in a manner adverse to Parent or Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends a Competing Transaction with respect to the Company to the Company's stockholders pursuant to Section 6.05;

                  (e) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.03 would not be satisfied; provided, however, that, if such breach is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts and Parent or Merger Sub continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this
         Section 8.01(e) unless such breach is not cured within 30 days from the date on which the Company delivers to Parent or Merger Sub written notice setting forth in reasonable detail the circumstances giving rise to such breach;

                  (f) by Parent or Merger Sub, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 7.02(a) would not be satisfied; provided, however, that, if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent or Merger Sub may not terminate this Agreement under this
         Section 8.01(f) unless such breach is not cured within 30 days from the date on which Parent or Merger Sub delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

                  (g) by Parent or Merger Sub, upon a breach of the Voting Agreement by Weaver; or

                  (h) by the Company in accordance with Section 6.05(b).

         SECTION 8.02 Method of Termination; Effect of Termination.

                  (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating Party to the other Parties hereto in the manner hereinafter provided in Section
         9.03. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting Party hereto arising out of any default hereunder by any other Party hereto.

                  (b) Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the Parties hereto or any of their respective officers or directors and all rights and obligations of any Party hereto shall cease, except for (i) fraud and (ii) as set forth in
         Section 8.03; provided, however, that nothing herein shall relieve any Party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a Party by reason of any breach by the other Party or Parties of this Agreement.

         SECTION 8.03 Payments on Termination.

                  (a) In the event that this Agreement is terminated pursuant to paragraph (d), (f), (g) or (h) of Section 8.01, the Company shall, within five (5) Business Days of such termination, pay (or direct the payment of) the following amounts to Merger Sub (or its designee) by wire transfer of immediately available funds to the account(s) specified by Merger Sub: (i) in reimbursement for Parent's and Merger Sub's expenses, an amount in cash equal to the aggregate amount of (x) the reasonable and accountable costs, fees and expenses incurred in connection with pursuing the transactions contemplated by this Agreement (including reasonable fees and expenses of legal, accounting and financial advisors) and (y) reasonable out-of-pocket expenses, in each case as such expenses may be estimated by Parent and Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the Parties upon Parent's and Merger Sub's definitive determination of such expenses; (ii) the return of the $500,000 cash deposit (the "Deposit") being held in escrow by the Company's legal counsel pursuant to the letter agreement (the "Letter Agreement") dated February 4, 2004 between Bear Stearns & Co. (on behalf of the Company) and AECR Corporation (on behalf of Parent) as thereafter amended by letter agreements dated March 22, 2004 and March 25, 2004; and (iii) an amount in cash equal to $400,000; provided, however, that if the Company terminates this Agreement pursuant to paragraph (h) of Section 8.01, then notwithstanding the foregoing, the Company shall be required to pay (or direct the payment of) the foregoing amounts to Merger Sub (or its designees) as a condition precedent to the effectiveness of such termination as provided in Section 6.05(b).

                  (b) In the event that this Agreement is terminated pursuant to paragraph (e) of Section 8.01, the Company shall be entitled to retain the Deposit.

                  (c) In the event that this Agreement is terminated pursuant to paragraph (a), (b) or (c) of Section 8.01, the Company shall, within five (5) Business Days of such termination, pay or otherwise direct the return of the Deposit to Merger Sub (or its designee) by wire transfer of immediately available funds to the account(s) specified by Merger Sub.

         SECTION 8.04 Amendment. This Agreement may be amended by the Parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would (i) change the amount or the type of Merger Consideration to be received by the stockholders of the Company pursuant to the Merger, (ii) change any other term or condition of this Agreement if such change would adversely affect the holders of shares of Company Common Stock or Company Preferred Stock or (iii) without the vote of the stockholders entitled to vote on the matter, change any term of the Certificate of Incorporation of the Company. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

         SECTION 8.05 Waiver. At any time prior to the Effective Time, any Party hereto may (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by the other Party pursuant hereto and (iii) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 7.01) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by such Party or Parties to be bound thereby.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article I and
Article II and Section 6.06 and Section 6.11 shall survive the Effective Time indefinitely (or until the earlier termination in accordance with the terms thereof), and those set forth in Sections 8.02 and 8.03 and this Article IX shall survive termination indefinitely.

         SECTION 9.02 Expenses. Except as provided in Section 2.01 (with regard to the determination of the Merger Consideration) or Section 8.03(a), all fees, costs and expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same. For the avoidance of doubt, all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Transactions shall be deemed to have been incurred by the Company.

         SECTION 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

                  if to Parent or Merger Sub:

                  JHW Greentree Capital, L.P.
                  177 Broad Street
                  Stamford, CT 06901
                  Telecopy:  (203) 973-1422
                  Attention: Michael R. Stone
                             Michael B. Cowan
                             Samuel L. Shimer

                  with copies (that will not constitute notice to Parent or Merger Sub) to:

                  Kirkland & Ellis LLP
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Telecopy:  (212) 446-4900
                  Attention: Frederick Tanne, Esq.
                             Armand A. Della Monica, Esq.

                  if to the Company:

                  TBA Entertainment Corporation
                  402 Heritage Plantation Way
                  Hickory Valley, Tennessee 38042
                  Telecopy: (731) 764-6107
                  Attention: Thomas Jackson Weaver III

                  and

                  Frank Bumstead
                  Chairman of the Special Committee
                  1700 Hayes Street
                  Suite 304
                  Nashville, TN 37203
                  Telecopy: (615) 329-9765
                  with copies (that will not constitute notice to the Company) to:

                  Hallett & Perrin, P.C.
                  2001 Bryan Street, Suite 3900
                  Dallas, Texas 75201
                  Telecopy: (214) 922-4170
                  Attention: Randall E. Roberts, Esq.

         SECTION 9.04 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "Acquisition Notes" means those certain promissory notes issued by the Company or any of its Subsidiaries in connection with the acquisition of the business, stock or assets of another Person, as in effect from time to time;

                  (b) "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

                  (c) "Aggregate Preference Amount" means the product obtained by multiplying (x) $0.03 by (y) the aggregate number of outstanding shares of Company Preferred Stock (which amount, for the avoidance of doubt, is $61.20);

                  (d) "Aggregate Warrant Consideration" means the aggregate Warrant Consideration payable under Section 2.05 with respect to outstanding Warrants;

                  (e) "Business Day" means any day other than a Saturday, Sunday, a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in the City of New York, New York are permitted or required to be closed for business;

                  (f) "Code" means the Internal Revenue Code of 1986, as amended;

                  (g) "Common Share" has the meaning set forth in Section
         2.02(d);

                  (h) "Company Common Stock" has the meaning set forth in the recitals hereto;

                  (i) "Company Financial Advisor" has the meaning set forth in
         Section 3.10;

                  (j) "Company Material Adverse Effect" has the meaning set forth in Section 3.01;

                  (k) "Common Merger Consideration" has the meaning set forth in
         Section 2.02(d);

                  (l) "Company Preferred Stock" has the meaning set forth in
         Section 2.02(c);

                  (m) "Company Stock Option" has the meaning set forth in
         Section 2.04(a);

                  (n) "Company Transaction Expenses" means the sum of (i) all fees, commissions, costs and expenses payable by the Company or any of its Subsidiaries to the Company Financial Advisor or any other broker, investment bank or financial advisor as a result of the Transactions and the issuance of any related fairness opinion (the aggregate amount of which will be approximately $1,000,000), (ii) all severance payments required to be made to officers of the Company or any of its Subsidiaries as a result of the Transactions (excluding payment of any Merger Consideration to which they are entitled pursuant to Article II in their capacities as stockholders of the Company) and the bonus described in Section 9.4(n) of the Company Disclosure Schedule, the aggregate amount of which will be approximately $50,000, and (iii) the amount determined by the Parties on or prior to the 10th Business Day before the Stockholders Meeting to be the aggregate amount of all other fees, costs and expenses incurred or estimated to be incurred by the Company commencing February 4, 2004 through the Effective Time in connection with the Transactions to the extent such other fees, costs and expenses exceed, in the aggregate, $250,000;

                  (o) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (p) "Deposit" has the meaning set forth in Section 8.03(a);

                  (q) "Dissenting Shares" has the meaning set forth in Section 2.02(e).

                  (r) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national government, or governmental, regulatory or administrative authority, agency or commission;

                  (s) "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;

                  (t) "Interim Financial Statements" has the meaning set forth is Section 3.07(b).

                  (u) "Knowledge" with respect to (i) the Company, means the actual knowledge, after reasonable investigation, of Thomas Jackson Weaver III, Frank A. Weaver, Sr., Bryan J. Cusworth and Greg Janese and
         (ii) Parent and Merger Sub, means the actual knowledge, after reasonable investigation, of Eugene L. Cobuzzi, Robert Geddes and Michael Cowan;

                  (v) "Laws" has the meaning set forth in Section 3.06(a);

                  (w) "Letter Agreement" has the meaning set forth in Section 8.03(a);

                  (x) "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

                  (y) "Loan Agreement" has the meaning set forth in Section
         2.05;

                  (z) "Merger Consideration" has the meaning set forth in
         Section 2.01.

                  (aa) "Parent Material Adverse Effect" has the meaning set forth in Section 4.03(a);

                  (bb) "Permits" shall mean all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by a Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company or any Subsidiary as currently conducted or used;

                  (cc) "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, Person (including, without limitation, a "Person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (dd) "Preferred Merger Consideration" has the meaning set forth in Section 2.02(c);

                  (ee) "Preferred Share" has the meaning set forth in Section 2.02(c);

                  (ff) "Proxy Statement" has the meaning set forth in Section 6.02(a);

                  (gg) "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such Person, in and to all real estate and improvements owned or leased by any such Person and which is used by any such Person in connection with the operation of its business;

                  (hh) "Stockholders Meeting" has the meaning set forth in
         Section 6.01;

                  (ii) "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

                  (jj) "Surviving Corporation Material Adverse Effect" has the meaning set forth in Section 6.03(a);

                  (kk) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;

                  (ll) "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof;

                  (mm) "Transactions" means the Merger and the other transactions contemplated by this Agreement;

                  (nn) "Voting Agreement" means that certain Voting Agreement, dated as of the date hereof, by and among Parent, Merger Sub and Weaver;

                  (oo) "Warrant" has the meaning set forth in Section 2.05;

                  (pp) "Warrant Consideration" has the meaning set forth in
         Section 2.05; and

                  (qq) "Warrant Exercise Proceeds" means the aggregate amount of the exercise prices of all of the "in the money" Warrants (which amount, for the avoidance of doubt, is $1,250).

         SECTION 9.05 Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (vii) references to "$" will be references to United States

Dollars; and (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.07 Entire Agreement; Assignment. This Agreement (including the Exhibits and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, including the Letter Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, except that Parent or Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than as intended under section 6.06, which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

         SECTION 9.09 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 9.10 Governing Law; Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN

CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.13 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Agreement or such other documents and instruments.

         SECTION 9.14 Company Disclosure Schedule. The Company Disclosure
Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and the matters set forth therein are not intended to constitute, and shall not be construed to constitute, representations or warranties of the Company, except and to the extent provided in this Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TBA HOLDINGS, LLC

                                          By: /s/ Michael B. Cowan
                                              ----------------------------------
                                          Name: Michael B. Cowan
                                          Title: Vice President

                                          TBA MERGER SUB, INC.

                                          By: /s/ Michael B. Cowan
                                              ----------------------------------
                                          Name: Michael B. Cowan
                                          Title: Vice President

                                          TBA ENTERTAINMENT CORPORATION

                                          By: : /s/ Thomas Jackson Weaver III
                                              ----------------------------------
                                          Name: Thomas Jackson Weaver III
                                          Title: Chief Executive Officer